SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MIDDLE KINGDOM ALLIANCE CORP.

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PURSUANT TO SECTION 245 OF THE
DELAWARE GENERAL CORPORATION LAW

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MIDDLE KINGDOM ALLIANCE CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its sole incorporator, hereby certifies as follows:

1. The name of the Corporation is “Middle Kingdom Alliance Corp.”

2. The Corporation's Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 17, 2006.

3. The Corporation’s Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of the State of Delaware on February 14, 2006.

4.  This second Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation (“DGCL”).

5. This second Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation and the Amended and Restated Certificate of Incorporation of the Corporation.

6. The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

ARTICLE I
NAME

The name of the corporation is Middle Kingdom Alliance Corp. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington and the County of New Castle, Zip Code 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE III
PURPOSE

Subject to the conditions set forth in this Article III, the purposes for which the Corporation is formed are to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the board of directors or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article III may not be amended prior to the consummation of a Business Combination.

ARTICLE IV
CAPITAL STOCK

The Corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock,” “Class B Common Stock,” and “Preferred Stock.” The total number of shares the Corporation is authorized to issue is Twenty-One Million (21,000,000) shares. Fifteen Million (15,000,000) shares shall be Common Stock, $0.001 par value per share. Five Million (5,000,000) shares shall be Class B Common Stock, $0.001 par value per share. One million (1,000,000) shares shall be Preferred Stock, $0.001 par value per share.

A.  Common Stock

1.  Dividends. Subject to the preferential dividend rights applicable to shares of Preferred Stock, the holders of shares of Common Stock and of Class B Common Stock shall be entitled to receive only such dividends as may be declared by the Board of Directors.

2.  Liquidation. Except as set forth in Section C of this Article IV in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, ratably, in proportion to the number of shares held by them, to receive all of the remaining assets of the Corporation available for distribution to holders of Common Stock.

3.  Rights. Except as otherwise required by statute or as otherwise provided in this Certificate of Incorporation:

(a) each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote other than in connection with a “Business Combination” during the “Target Business Acquisition Period” (as such terms are hereinafter defined), and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder; and

(b) each outstanding share of Class B Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, including in connection with a Business Combination, and each holder of Class B Common Stock shall be entitled to one vote for each share of such stock held by such holder.

4.  Conversion. The holders of Class B Common Stock shall have no conversion rights other than as set forth in sub-paragraph 2 of Section C of this Article IV. The holders of Common Stock shall have no conversion rights under any circumstances.

B. Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is authorized to determine, alter or eliminate any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter, or reduce the number of shares comprising any such series (but not below the number of such shares then outstanding) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.

C. The following provisions (1) through (5) shall apply during the period commencing upon the filing of this Certificate of Incorporation and shall terminate upon the first to occur of (i) the consummation of any “Business Combination” or (ii) the “Termination Date” (as such terms are hereinafter defined), and may not be amended during the Target Business Acquisition Period. A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business (“Target Business”).

1. Prior to the consummation of any Business Combination with a Target Business, the Corporation shall submit such Business Combination to the holders of its Class B Common Stock for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In the event that a majority of the outstanding shares of Class B Common Stock cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 20% or more of the outstanding shares of Class B Common Stock exercise their conversion rights described in paragraph 2 below.

2. If a Business Combination is approved in accordance with sub-paragraph (1), above, and is consummated by the Corporation, then, in such event:

(i) any holder of shares of Class B Common Stock issued in the Corporation's initial public offering of securities (“IPO”) who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his shares of Class B Common Stock into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the “Trust Fund” (as hereinafter defined), inclusive of any interest thereon (less any interest disbursed to the Company), calculated as of two business days prior to the date of the consummation of the Business Combination, by (ii) the total number of shares of Class B Common Stock then outstanding. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited; and

(ii) thereafter, all of the remaining outstanding shares of Class B Common Stock for which conversion has not been demanded shall be deemed to automatically convert, effective as of the consummation of the Business Combination, into the same number of shares of Common Stock.

3. If, however, the Corporation does not consummate a Business Combination with a Target Business by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but such Business Combination was not consummated within such 18 month period (such later date being referred to as the “Termination Date,” and the period from the effectiveness of the Registration Statement filed in connection with the IPO up to and including the first to occur of (x) the consummation of a Business Combination or (y) the Termination Date being defined as the “Target Business Acquisition Period”), then, in such event, the directors and officers of the Corporation shall take all such action necessary to dissolve the Corporation and liquidate the Trust Fund (a) as soon as reasonably practicable, (b) after approval of the Corporation’s stockholders, (c) subject to the requirements of the DGCL, including the adoption of a resolution by the Board, prior to such Termination Date, pursuant to Section 275(a) of the DGCL, finding the dissolution of the Corporation advisable and (d) after having paid or having made reasonable provisions to pay all obligations and claims or such other corporate expenses relating to or arising during the Corporation's remaining existence in accordance with DGCL Section 281(b), and (e) providing such notices as are required by Section 275(a) of the DGCL as promptly thereafter as possible. In the event that the stockholders vote in favor of such dissolution and the Corporation is so dissolved, the Corporation shall promptly adopt and implement a plan of distribution which provides that (a) all outstanding shares of Class B Common Stock shall be automatically cancelled and shall revert to the status of authorized but unissued shares of Class B Common Stock; (b) the Corporation shall thereupon distribute, and shall cause its officers to effect the distribution of, the principal amount of the Trust Fund ($8.24 Class B Unit), inclusive of a pro-rata share of the interest earned on the Trust Fund in excess of the lesser of $1,000,000 or 50% of such interest (prior to payment of any taxes due), to the holders of Class B Common Stock; (c) the Corporation shall distribute its remaining net assets, if any, including any amounts remaining in the Trust Fund after payment of the $8.24 per Class B share plus a pro-rata share of the interest earned on the trust fund in excess of the lesser of $1,000,000 or 50% of such interest (prior to the payment of any taxes due), to the holders of its common stock; and (d) the Corporation shall pay no distributions out of the Trust Fund to any other shares of capital stock of the Corporation. From and after the Termination Date and until surrendered to the trustee of the Trust Fund, any certificate evidencing shares of Class B Common Stock shall represent solely the right of the holder to receive his ratable proportion of any distribution from the Trust Fund.

4. A recordholder of Class B Common Stock shall be entitled to receive distributions from the Trust Fund only upon distribution of the Trust Fund in accordance with sub-paragraph 3, above, or in the event he demands conversion of his shares in accordance with sub-paragraph 2, above. In no other circumstances shall a holder of Class B Common Stock have any right or interest of any kind in or to the Trust Fund.

5. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect the Class I directors for a term expiring at the Corporation's third Annual Meeting of Stockholders. The Class I directors shall then elect the Class II and Class III directors. The directors in Class II shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class III shall be elected for a term expiring at the first Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire thereat shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors, on the removal of one or more directors and/or the filling of any vacancy in that connection, for newly created directorships or for any other vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

ARTICLE V
MANAGEMENT

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation the (“Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.  The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.  Any action required or permitted to be taken by the stockholders of the Corporation may be effected by a consent in writing by such stockholders.

D.  Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

ARTICLE VI
BOARD OF DIRECTORS

A. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

B. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

C. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

ARTICLE VII
BYLAWS

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors). The stockholders shall also have power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of Bylaws by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII
LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VIII by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX
INDEMNIFICATION

A. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

B. Procedure. Any indemnification (but not advancement of expenses) under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

C. Advances for Expenses. Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article IX. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

D. Procedure for Indemnification. Any indemnification or advance of expenses (including attorney’s fees, costs and charges) under this Article IX shall be made promptly, and in any event within 60 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article IX). The right to indemnification or advances as granted by this Article IX shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification or advancement, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article IX where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

E. Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article IX shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article IX shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article IX is in effect. Any repeal or modification of this Article IX or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article IX, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article IX, with respect to the resulting or surviving corporation, as he would if he/she had served the resulting or surviving corporation in the same capacity.

F. Insurance. The Corporation shall have power to purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article IX; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

G. Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article IX as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article IX to the full extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE X
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the By-laws of the Corporation, as in effect at such time, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter change or repeal any provision of, or to adopt a bylaw inconsistent with, Articles V, VI, VII, VIII or IX of this Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by David A. Rapaport, Secretary and General Counsel, as of the [___] day of [_______], 2006.

By:________________________________
David A. Rapaport
Secretary and General Counsel